Exhibit 16.1
October 5, 2007
Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549
Re: Milestone Scientific Inc.
Gentlemen:
We have read Item 4.01 of Form 8-K dated October 5, 2007 of Milestone Scientific Inc. and agree with the statements concerning our firm contained therein. We have no basis to agree or disagree with other statements of the registrant contained therein.
Sincerely,
/s/ Eisner LLP
Eisner LLP

4